EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $6.4 MILLION
ANNOUNCES $25 MILLION SHARE REPURCHASE PROGRAM AND
QUARTERLY DIVIDEND INCREASE

NOVATO, CA, April 23, 2018 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $6.4 million in the first quarter of 2018, compared to $1.1 million in the fourth quarter of 2017 and $4.5 million in the first quarter of 2017. Diluted earnings per share were $0.91 in the first quarter of 2018, compared to $0.17 in the prior quarter and $0.74 in the same quarter last year. Earnings in the fourth quarter of 2017 were adversely impacted by $4.1 million ($0.63 per diluted share) related to a one-time deferred tax asset write-down and Bank of Napa acquisition-related expenses. Earnings in the first quarter of 2018 were favorably impacted by the new tax law and a full quarter of combined earning assets post-acquisition.

“We delivered another quarter of excellent financial results and strong loan originations,” said Russell A. Colombo, President and Chief Executive Officer. “Our relationship banking model continues to provide a stable, low-cost deposit base that has allowed us to expand our net interest margin. That strong deposit base, especially in a rising interest rate environment, helps distinguish Bank of Marin from many other banks.”

Bancorp also announced the commencement of a program to repurchase up to $25 million of Bancorp common stock through May 1, 2019. In addition, the Board of Directors declared a cash dividend of $0.31 per share on April 20, 2018, a $0.02 increase from the prior quarter. This represents the 52nd consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on May 11, 2018, to shareholders of record at the close of business on May 4, 2018.

"Creating value for our shareholders remains a top priority. Our Board of Directors has determined that the repurchase of our common stock is an attractive investment given its belief in the positive long-term outlook for the growth of our franchise. In combination with organic growth and strategic acquisitions, the stock repurchase program and increased dividend create a well-balanced approach to capital utilization. We believe these actions are in the best interests of our shareholders," said Colombo.

Bancorp also provided the following highlights in the first quarter of 2018:

•
Pre-tax net income was up $1.5 million from the fourth quarter of 2017. Reported net interest margin increased 11 basis points (tax equivalent net interest margin increased five basis points) as the result of higher loan and investment yields and increased earning assets from the Bank of Napa acquisition.

•
Total deposits increased $37.9 million in the first quarter to $2,186.6 million. Non-interest bearing deposits represented 48.7% of total deposits and the cost of total deposits for both the current quarter and last quarter was 0.08%, up one basis point from first quarter of last year.

•
Loans totaled $1,671.7 million at March 31, 2018, compared to $1,679.0 million at December 31, 2017. New loan volume of $37.4 million in the first quarter of 2018 was partially offset by payoffs of $31.5 million, and combined with changes in lines of credit utilization and amortization on existing loans, resulted in the net decrease of $7.3 million.

•
Strong credit quality remains a cornerstone of the Bank's consistent performance. Non-accrual loans represented 0.02% of the Bank's loan portfolio as of March 31, 2018. There were no provisions for loan losses or off-balance sheet commitments recorded in the first quarter of 2018.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 15.1% at March 31, 2018, compared to 14.9% at December 31, 2017. Tangible common equity to tangible assets was 10.6% at March 31, 2018, compared to 10.7% at December 31, 2017 (refer to footnote 3 on page 6 for a definition of this non-GAAP financial measure.)

Loans and Credit Quality

Loan originations totaled $37.4 million in the first quarter of 2018, compared to $51.5 million last quarter and $23.9 million in the same quarter last year. Loan payoffs for the quarter were $31.5 million, compared to $26.4 million in the fourth quarter of 2017 and $32.7 million in the same quarter last year. The largest portion of payoffs in the current quarter came from the successful completion of construction projects and the sale of assets underlying other loans.

Non-accrual loans totaled $392 thousand, or 0.02% of the loan portfolio at March 31, 2018, down from $406 thousand, or 0.02% at December 31, 2017, and $1.2 million, or 0.08% a year ago. Classified loans totaled $27.8 million at March 31, 2018, compared to $27.9 million at December 31, 2017 and $30.2 million at March 31, 2017. There were no loans classified doubtful at March 31, 2018 or December 31, 2017. Accruing loans past due 30 to 89 days totaled $388 thousand at March 31, 2018, compared to $1.9 million at December 31, 2017 and $834 thousand a year ago.

There was no provision for loan losses recorded in either the first quarter of 2018 or 2017 as the level of reserves was deemed appropriate for the portfolio. A $500 thousand provision for loan losses was recorded in the fourth quarter of 2017, which was consistent with our organic loan growth and changing risk factors. Net recoveries were $4 thousand in the first quarter of 2018, compared to net recoveries of $21 thousand in the prior quarter and net charge-offs of $223 thousand in the same quarter a year ago. The ratio of loan loss reserves to loans was 0.94% at both March 31, 2018 and December 31, 2017, compared to 1.03% at March 31, 2017. Based on the Bank of Marin legacy portfolio only, the ratio of loan loss reserve to loans was 1.06% at both March 31, 2018 and December 31, 2017.

Investments

The investment portfolio totaled $572.9 million at March 31, 2018, compared to $483.5 million at December 31, 2017 and $414.0 million at March 31, 2017. The increase of $89.4 million in the first quarter was primarily due to purchases of $111.7 million in agency securities to deploy existing cash balances and in anticipation of upcoming portfolio maturities.

Deposits

Total deposits increased to $2,186.6 million at March 31, 2018, compared to $2,148.7 million at December 31, 2017 and $1,779.3 million at March 31, 2017. The average cost of deposits in the first quarter of 2018 increased one basis point from the first quarter of 2017 to 0.08%.

Earnings

“Our strong earnings of $0.91 per diluted share and return on assets of 1.05% reflect net interest margin expansion and the first full quarter of consolidated results with Bank of Napa,” said Tani Girton, Executive Vice President and Chief Financial Officer. “The conversion of the Bank of Napa systems to Bank of Marin is now complete, and the combined team has begun leveraging their broad expertise to uncover new opportunities in Napa.”

Net interest income totaled $21.9 million in the first quarter of 2018, compared to $20.1 million in the prior quarter. The $1.8 million increase in net interest income from the prior quarter reflects $170.0 million growth in average earning assets.

Net interest income increased by $4.3 million from $17.6 million for the same quarter last year, primarily due to the $390.5 million increase in earning assets from both the Bank of Napa acquisition and organic growth. Higher yields on investment securities and interest-bearing cash, and upward repricing of variable rate loans also positively impacted interest income for the current quarter.

The tax-equivalent net interest margin was 3.85% in the first quarter of 2018, compared to 3.80% in the prior quarter and 3.79% in the same quarter a year ago. The five basis point increase in the first quarter of 2018 compared to the prior quarter was primarily due to higher yields on interest-earning assets. The six basis point increase compared to the first quarter of 2017 is also related to higher yields on earning assets, partially offset by an increase of lower yielding cash and securities as a percentage of total earning assets.

Loans obtained through the acquisition of other banks are classified as either purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment.

As our acquired loans from prior acquisitions continue to pay off, we expect the accretion on these loans to continue to decline. Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	March 31, 2018		December 31, 2017		March 31, 2017
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$112	2 bps	$85	2 bps	$90	2 bps
Accretion on non-PCI loans [2]	$99	2 bps	$110	2 bps	$150	3 bps
Gains on payoffs of PCI loans	$128	2 bps	$100	2 bps	$—	0 bps

1 Accretable yield on PCI loans totaled $1.1 million, $1.3 million and $1.4 million at March 31, 2018, December 31, 2017 and March 31, 2017, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $1.1 million, $1.2 million and $1.6 million at March 31, 2018, December 31, 2017 and March 31, 2017, respectively.

Non-interest income totaled $2.2 million in the first quarter of 2018, compared to $2.0 million in the prior quarter and $2.1 million in the same quarter of last year. The increase in 2018 primarily relates to $195 thousand loss on the sale of investment securities in the fourth quarter of 2017.

Non-interest expense totaled $16.1 million in the first quarter of 2018, $15.1 million in the prior quarter, and $13.0 million in the same quarter a year ago. The increase from the prior quarter was primarily due to higher salaries and benefits related to the addition of Bank of Napa employees, $340 thousand in stock-based compensation related to certain participants meeting retirement eligibility requirements, and the 2018 reset of 401(k) employer match and payroll taxes. Professional services increased as a result of $750 thousand consulting expenses related to core processing contract negotiations, which we expect to result in future technology cost savings. The increases were partially offset by a decrease of $1.1 million in Bank of Napa acquisition expenses to $615 thousand in the first quarter of 2018. We expect additional acquisition expenses of approximately $325 thousand in 2018.

The increase in non-interest expense from the same quarter a year ago was primarily due to higher salaries and benefits related to the addition of Bank of Napa employees, stock-based compensation, merit increases and filling open positions. In addition, professional fees and acquisition-related expenses mentioned above also increased non-interest expense.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. The law reduces the federal corporate income tax rate to 21% for tax years beginning on or after January 1, 2018. Due to the passage of the Tax Cuts and Jobs Act of 2017, the Bank has valued all of its deferred tax assets and liabilities at the 21% rate. The adjustment to the net deferred tax assets valuation as of December 22, 2017 was $3.0 million as recorded in provision for income taxes in the fourth quarter of 2017. Bancorp's effective tax rate in the first quarter of 2018 was 20.7% and positively impacted diluted earnings per share by $0.09.

Share Repurchase Program

Bancorp’s Board of Directors has approved the repurchase of up to $25 million of the Bancorp’s common stock through May 1, 2019.

Under the stock repurchase program, Bancorp may purchase shares of its common stock through various means such as open market transactions, including block purchases, and privately negotiated transactions. The number of shares repurchased and the timing, manner, price and amount of any repurchases will be determined at the Company’s discretion. Factors include, but are not limited to, stock price, trading volume and general market conditions, along with Bancorp’s general business conditions. The program may be suspended or discontinued at any time and does not obligate the company to acquire any specific number of shares of its common stock.

As part of the stock repurchase program, Bancorp is entering into a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The 10b5-1 trading plan would permit common stock to be repurchased at a time that Bancorp might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions. The 10b5-1 trading plan is administered by an independent broker and is subject to price, market volume and timing restrictions.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its first quarter earnings call on Monday, April 23, 2018 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.5 billion and 23 offices throughout San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the Bank of Napa acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
March 31, 2018

(dollars in thousands, except per share data; unaudited)
QUARTER-TO-DATE	March 31, 2018	December 31, 2017	March 31, 2017
NET INCOME	$6,389	$1,110	$4,548
DILUTED EARNINGS PER COMMON SHARE	$0.91	$0.17	$0.74
RETURN ON AVERAGE ASSETS (ROA)	1.05%	0.19%	0.91%
RETURN ON AVERAGE EQUITY (ROE)	8.70%	1.63%	7.92%
EFFICIENCY RATIO	66.64%	68.25%	65.92%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.85%	3.80%	3.79%
NET CHARGE-OFFS (RECOVERIES)	$(4)	$(21)	$223
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	—%	—%	0.02%

AT PERIOD END
TOTAL ASSETS	$2,510,043	$2,468,154	$2,033,708

LOANS:
COMMERCIAL AND INDUSTRIAL	$231,680	$231,166	$219,760
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$300,377	$268,872	$254,180
COMMERCIAL INVESTOR-OWNED	$828,945	$858,603	$712,081
CONSTRUCTION	$64,978	$63,828	$67,162
HOME EQUITY	$124,699	$132,466	$115,180
OTHER RESIDENTIAL	$95,621	$96,668	$84,720
INSTALLMENT AND OTHER CONSUMER LOANS	$25,440	$27,410	$24,487
TOTAL LOANS	$1,671,740	$1,679,013	$1,477,570

NON-PERFORMING LOANS[2]:
REAL ESTATE
COMMERCIAL INVESTOR-OWNED	$—	$—	$1,076
HOME EQUITY	$392	$406	$87
INSTALLMENT AND OTHER CONSUMER LOANS	$—	$—	$52
TOTAL NON-ACCRUAL LOANS	$392	$406	$1,215

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$27,807	$27,906	$30,230
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$388	$1,925	$834
LOAN LOSS RESERVE TO LOANS	0.94%	0.94%	1.03%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	40.26	x	38.88	x	12.52	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.02%	0.02%	0.08%

TOTAL DEPOSITS	$2,186,594	$2,148,670	$1,779,269
LOAN-TO-DEPOSIT RATIO	76.5%	78.1%	83.0%
STOCKHOLDERS' EQUITY	$298,464	$297,025	$234,986
BOOK VALUE PER SHARE	$42.73	$42.91	$38.22
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[3]	10.6%	10.7%	11.2%
TOTAL RISK BASED CAPITAL RATIO-BANK	14.7%	14.7%	14.3%
TOTAL RISK BASED CAPITAL RATIO-BANCORP	15.1%	14.9%	14.7%
FULL-TIME EQUIVALENT EMPLOYEES	288	291	262

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $16.2 million, $16.5 million and $17.2 million at March 31, 2018, December 31, 2017 and March 31, 2017, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million, $2.1 million and $2.9 million that were accreting interest at March 31, 2018, December 31, 2017 and March 31, 2017, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $36.4 million, $36.6 million and $8.9 million at March 31, 2018, December 31, 2017 and March 31, 2017, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At March 31, 2018, December 31, 2017 and March 31, 2017

(in thousands, except share data; unaudited)	March 31, 2018	December 31, 2017	March 31, 2017
Assets
Cash and due from banks	$159,347	$203,545	$73,162
Investment securities
Held-to-maturity, at amortized cost	149,013	151,032	172,272
Available-for-sale (at fair value; amortized cost $431,871, $334,285 and $242,650 at March 31, 2018, December 31, 2017 and March 31, 2017, respectively)	423,882	332,467	241,684
Total investment securities	572,895	483,499	413,956
Loans, net of allowance for loan losses of $15,771, $15,767 and $15,219 at March 31, 2018, December 31, 2017 and March 31, 2017, respectively	1,655,969	1,663,246	1,462,351
Bank premises and equipment, net	8,297	8,612	8,336
Goodwill	30,140	30,140	6,436
Core deposit intangible	6,262	6,492	2,462
Interest receivable and other assets	77,133	72,620	67,005
Total assets	$2,510,043	$2,468,154	$2,033,708

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,065,470	$1,014,103	$878,416
Interest bearing
Transaction accounts	166,117	169,195	100,628
Savings accounts	180,730	178,473	159,889
Money market accounts	628,335	626,783	494,324
Time accounts	145,942	160,116	146,012
Total deposits	2,186,594	2,148,670	1,779,269
Subordinated debentures	5,772	5,739	5,628
Interest payable and other liabilities	19,213	16,720	13,825
Total liabilities	2,211,579	2,171,129	1,798,722

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,985,126, 6,921,542 and 6,148,486 at March 31, 2018, December 31, 2017 and March 31, 2017, respectively	145,282	143,967	87,911
Retained earnings	160,556	155,544	149,357
Accumulated other comprehensive loss, net of taxes	(7,374)	(2,486)	(2,282)
Total stockholders' equity	298,464	297,025	234,986
Total liabilities and stockholders' equity	$2,510,043	$2,468,154	$2,033,708

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2018	December 31, 2017	March 31, 2017
Interest income
Interest and fees on loans	$18,887	$17,789	$15,849
Interest on investment securities
Securities of U.S. government agencies	2,475	1,886	1,518
Obligations of state and political subdivisions	638	563	568
Corporate debt securities and other	44	40	37
Interest on Federal funds sold and due from banks	403	372	60
Total interest income	22,447	20,650	18,032
Interest expense
Interest on interest-bearing transaction accounts	52	34	29
Interest on savings accounts	18	18	15
Interest on money market accounts	216	195	113
Interest on time accounts	156	153	146
Interest on subordinated debentures	114	111	108
Total interest expense	556	511	411
Net interest income	21,891	20,139	17,621
Provision for loan losses	—	500	—
Net interest income after provision for loan losses	21,891	19,639	17,621
Non-interest income
Service charges on deposit accounts	477	447	452
Wealth Management and Trust Services	515	544	503
Debit card interchange fees	396	385	372
Merchant interchange fees	80	102	96
Earnings on bank-owned life insurance	228	217	209
Dividends on FHLB stock	196	181	232
Losses on investment securities, net	—	(195)	—
Other income	350	310	251
Total non-interest income	2,242	1,991	2,115
Non-interest expense
Salaries and related benefits	9,017	7,852	7,475
Occupancy and equipment	1,507	1,409	1,319
Depreciation and amortization	547	508	481
Federal Deposit Insurance Corporation insurance	191	176	161
Data processing	1,381	2,058	939
Professional services	1,299	1,013	522
Directors' expense	174	163	158
Information technology	269	206	198
Provision for losses on off-balance sheet commitments	—	—	165
Other expense	1,696	1,719	1,593
Total non-interest expense	16,081	15,104	13,011
Income before provision for income taxes	8,052	6,526	6,725
Provision for income taxes	1,663	5,416	2,177
Net income	$6,389	$1,110	$4,548
Net income per common share:
Basic	$0.92	$0.17	$0.75
Diluted	$0.91	$0.17	$0.74
Weighted average shares:
Basic	6,914	6,455	6,092
Diluted	7,006	6,550	6,172
Dividends declared per common share	$0.29	$0.29	$0.27
Comprehensive income:
Net income	$6,389	$1,110	$4,548
Other comprehensive (loss) income
Change in net unrealized gain or loss on available-for-sale securities	(6,170)	(2,637)	4,710
Reclassification adjustment for losses on available-for-sale securities in net income	—	195	—
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	—	—	(3,036)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	136	126	41
Subtotal	(6,034)	(2,316)	1,715
Deferred tax (benefit) expense	(1,784)	(1,060)	704
Other comprehensive (loss) income, net of tax	(4,250)	(1,256)	1,011
Comprehensive income	$2,139	$(146)	$5,559

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2018			December 31, 2017			March 31, 2017
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$104,850	$403	1.54%	$108,255	$372	1.34%	$29,339	$60	0.82%
Investment securities [2,3]	532,544	3,276	2.46%	455,706	2,722	2.39%	414,552	2,361	2.28%
Loans [1,3,4]	1,675,490	19,119	4.56%	1,578,959	18,245	4.52%	1,478,487	16,222	4.39%
Total interest-earning assets [1]	2,312,884	22,798	3.94%	2,142,920	21,339	3.89%	1,922,378	18,643	3.88%
Cash and non-interest-bearing due from banks	45,815			40,648			38,131
Bank premises and equipment, net	8,501			8,384			8,440
Interest receivable and other assets, net	89,018			74,299			58,014
Total assets	$2,456,218			$2,266,251			$2,026,963
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$168,371	$52	0.13%	$129,538	$34	0.10%	$101,121	$29	0.12%
Savings accounts	180,253	18	0.04%	173,057	18	0.04%	160,913	15	0.04%
Money market accounts	582,961	216	0.15%	551,591	195	0.14%	518,540	113	0.09%
Time accounts including CDARS	154,543	156	0.41%	150,552	153	0.40%	146,966	146	0.40%
Overnight borrowings [1]	—	—	—%	6	—	1.75%	—	—	—%
Subordinated debentures [1]	5,753	114	7.90%	5,720	111	7.63%	5,607	108	7.74%
Total interest-bearing liabilities	1,091,881	556	0.21%	1,010,464	511	0.20%	933,147	411	0.18%
Demand accounts	1,049,502			971,381			846,316
Interest payable and other liabilities	16,903			14,558			14,645
Stockholders' equity	297,932			269,848			232,855
Total liabilities & stockholders' equity	$2,456,218			$2,266,251			$2,026,963
Tax-equivalent net interest income/margin [1]		$22,242	3.85%		$20,828	3.80%		$18,232	3.79%
Reported net interest income/margin [1]		$21,891	3.79%		$20,139	3.68%		$17,621	3.67%
Tax-equivalent net interest rate spread			3.74%			3.69%			3.70%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2018 and 35 percent in 2017.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.